Exhibit 10.30

AGILEALGO

EMPLOYMENT AGREEMENT

THIS AGREEMENT made on the 14 day of June 2022

BETWEEN

1.	AGILEALGO PTE. LTD. (Reg. No.: 201942991W), a company incorporated under the laws of the Republic of Singapore and having its registered office at 5008 Ang Mo Kio Avenue 5 #04- 09 Singapore 569874 (the “Company”);

AND

2.	Tay Yee Paa Tony (NRIC No. S 891D), residence at 43 Mimosa Vale Singapore 807948 (“Tony”)

NOW IT IS AGREED as follows:

1.	INTERPRETATION

(a)	“Board” means the Board of Directors of the Company and includes any committee of the Board duly appointed by it.

(b)	“Candidate” means “Tony” under this Agreement

(c)	“Commencement Date” means 14 June 2022.

(d)	“S$” means Singapore Dollars, the lawful currency of the Republic of Singapore.

(e)	“Group” or “Group Companies” means the Company, and its related corporations (as defined in the Companies Act of the Republic of Singapore).

(f)	The headings to the Clauses shall not be taken into consideration in the interpretation or construction thereof of this Agreement.

(g)	Unless the context otherwise requires words importing the singular number includes the plural number and vice versa and words importing the masculine gender shall include the feminine and neuter genders.

2.	APPOINTMENT AND DURATION

(a)	The Company hereby appoints Tony and Tony agrees to serve as the Chief Executive Officer (CEO) of the Company under the direction of the Board.

(b)	The appointments shall commence on the Commencement Date and shall take effect (subject to earlier termination as provided in this Agreement) from the Commencement Date and thereafter subject to the review of by the Board.

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3.	DUTIES OF THE CEO

(a)	Subject to such instructions and directions as may from time to time be given to him/her by the Board, Tony shall use all proper means in his power to the Company’s business in his appointment as CEO to protect and further the reputation, business, interests and success of the Group and in particular achieve the following:-

(i)	co-ordinate, organize and finalise all plans and work required to complete all the duties and services associated with the position, which include planning and do all such necessary things and all such relevant items and events to complete the work assigned by the Company from time to time;

(ii)	undertake the scope of service as CEO duties and obligations of which shall be conveyed to you from time to time by the management of the Company;

(iii)	Continue to design, develop and market the product of the company as necessary;

(iv)	for the avoidance of doubt the above shall always be carried out under the direction and agreement of the Board of Shareholders.

(b)	During this appointment hereunder Tony shall:

(i)	undertake such duties and exercise such powers in relation to and its business as the Board shall from time to time assign to or vest in him; whether in accordance to management obligations and/or business directions set out in plans from time to time, or otherwise defined by the Company;

(ii)	in the discharge of such duties and in the exercise of such powers, observe and comply with all policies, guidelines, resolutions, regulations and directions from time to time made or given by the Company or the Board;

(iii)	unless prevented by ill health or accident, devote so much of his time and attention and ability to the discharge of his duties hereunder;

(iv)	not without the prior written consent of the Board during the period of him/her appointment with the Company engage, derive any other benefit, monetary or otherwise or be interested either directly or indirectly in any capacity in any trade or business or occupation whatsoever which is in conflict with the interest of the Company; and

(v)	carry out all duties and functions accordingly to the general working hours of the Company as customarily practiced by all its employees, at the general locations, calendar days and other various general practices as customarily recognized by the Company and its employees.

4.	SECONDMENT

The Company may with the Candidate’s consent second him to any other Group Company (if any).

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5.	REMUNERATION

(a)	During his appointment the Company shall pay to Tony:

(i)	Upon the following:

Sno	Milestones	Payout
1.	5 Paying Customer	Basic salary at the rate of S$60,000 (or the equivalent of), per annum payable by twelve (12) equal monthly installments of S$5,000 in arrears of every month
2.	Revenue of S$250,000 per annum	Basic salary at the rate of S$120,000 (or the equivalent of), per annum payable by twelve (12) equal monthly installments of S$10,000 in arrears of every month. Bonus to be determined at end of each performance year.
3.	Revenue of S$1,000,000 per annum	Basic salary at the rate of S$240,000 (or the equivalent of), per annum payable by twelve (12) equal monthly installments of S$20,000 in arrears of every month. Bonus to be determined at end of each performance year.

(ii)	monthly transport allowance as spent

(iii)	monthly mobile phone allowance as spent; and

(iv)	all other commercial benefits accruing under the Employment Share Participation Scheme (“ESPS”) and such other benefits as are deemed reasonable by the Company and as customarily adopted and practiced by the Company from time to time.

(b)	During his appointment, Tony shall be entitled to 21 working days of paid leave annually upon completion of one (01) full year of service. Annual leave accumulated through the course the work year shall be utilized by the end of the calendar year. Leave not utilized by the end of the calendar year shall be deemed as forfeited, subject to the review of the Management.

(c)	Tony warrants that he has the requisite education, training and skills necessary to effectively render the Services under this Agreement.

(d)	Tony shall perform the Services with the level of expertise expected from a professional service provider. To this purpose, Tony shall use his best efforts and all necessary diligence to fully perform his obligation under this Agreement.

(e)	The Services will be rendered verbally or in writing or in whatever relevant mode provided the tasks, duties and necessary work is completed, based on their specific nature and the Company’s requirements. The Services rendered in writing will have the form and the content specified by the Company.

(f)	At all times and on the understanding that Clause 7 of this Agreement shall be relevant, the Company shall provide Tony with access to the information required for the provision of the Services, in accordance with this Agreement

(g)	Tony acknowledges that his role and function in the Company is considered key to the company’s business and as such shall not perform deeds of unfair competition against the Company, nor shall he use the materials issued on the basis of this Agreement to advise other competing companies, for the same purpose.

(h)	Tony shall disclose to the Company, prior to the execution of this Agreement, and or at such time as may be agreed between Parties, all conflicting interest he may have with the Company’s business. Tony further undertakes and warrants to the Company that he shall not undertake any other projects and or appointments which may create conflict between his services and his ability to perform his services and the business interests of the Company.

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6.	EMPLOYEE SHARE PARTICIPATION

(a)	The Company will offer to you participation in an Employee Share Participation Scheme (“ESPS”), where the commercial value of issued shares shall be allotted to you for your benefit. The condition precedent to the ESPS is that you must have completed a minimum of One (01) Year of service.

(b)	Please refer to Annex A for the Employment Share Participation Scheme and your entitlement. Please also note that the Company shall maintain the ESPS Register for all relevant employees. The ESPS shares will not be recorded with the Accounting and Corporate Regulatory Authority (ACRA).

(c)	You may also be entitled to bonus payments via a profit-sharing scheme subject always to your performance in the Company. Details of such bonus payments shall be made known to you via the Company, and for the avoidance of doubt, such bonus payments shall be in the absolute discretion of the Company.

7.	CONFLICT OF INTEREST

During this Agreement, and save as already disclosed, Tony agrees not (except as a representative or nominee of any Group Company or otherwise with the prior consent in writing of the Board) to be directly or indirectly engaged, concerned with or interested in any other business which:

(a)	is wholly or partly in competition with any business carried on by any Group Company by itself or themselves or in partnership, common ownership or as a joint venture with any third party; or

(b)	as regards any goods or services is a supplier to, technology partner or customer of any Group Company.

8.	CONFIDENTIALITY

In consideration of your employment in the Company, Tony hereby agrees and undertakes as follows:-

(a)	that during the term of employment and thereafter, not to divulge other than to persons or bodies authorised by the Company any of the following information obtained during Candidate’s employment and the Candidate agrees and accepts that this information is of confidential and secret character and of great value to the Company:

(i)	information concerning or relating to the Company, any other related matters concerning the business of the Company similar or any Group Company, either alone or jointly with any person or body;

(ii)	information concerning or related to the general business operations of the Group Company including, but not limited to, prices, sales figures, costs, profits, pricing methods, sale strategy, and or other strategies, organization matters, client lists, work and business processes and all other related matters.

(b)	that without prejudice to the provisions of 7(a) above and for a period of six (06) months following the termination (however caused) of Tony’s employment with the Company, Tony will not knowingly work for and or undertake any work with any other organization or entity which involves the use or disclosure by his of any confidential information of the Company.

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(c)	further, unless it forms part of Tony’s job responsibilities, Tony shall not without the authority in writing of the Company, modify, copy or use either in whole or in part any software, the rights to which are vested in the Company.

(d)	The provisions of 7(a) and 7(b) above shall not apply to any information which is or which becomes generally known outside the Company otherwise than through Tony’s own default.

(e)	not to divulge other than to persons or bodies authorised by the Company any confidential information not owned by the Company but made available by others to the Company including, but without prejudice to the generality of the foregoing, in particular any information belonging to any clients of the Company, or without authority modify, copy or use software in the Company’s possession some or all of the rights to which are owned by other persons or bodies.

(f)	not to bring the Company, nor use in the course of employment, any confidential information obtained in any previous employment with any other employer.

(g)	will promptly inform the Company (and only the Company) of every invention, innovation, finding, discovery, design and improvement whether or not capable of patent, registered design, copyright or similar protection (at the Company’s determination) and whether or not a patent application has been or could be filed in respect of it (hereinafter referred to collectively as “Invention”) which during the employment by the Company, you may discover or make either alone or in partnership with others (whether employees of the Company or not). You shall provide sufficient detail for the Company to determine whether the Invention is in the field of activity on which the Company is or has been involved at any time during your employment with the Company.

(h)	Tony shall not except as authorised or required by his duties reveal to any person, firm or company any of the trade secrets, secret or confidential operations, processes or dealings or confidential information of any Group Company or any information concerning the organisation, business, finances, transactions or affairs of any Group Company which may come to his knowledge during his appointment hereunder and shall keep with complete secrecy all confidential information entrusted to his and shall not use or attempt to use any such information in any manner which may injure or cause loss either directly or indirectly to any Group Company or its business or may be likely so to do. This restriction shall continue to apply after the termination of this Agreement without limit in point of time but shall cease to apply to information or knowledge which may come into the public domain.

(i)	Tony shall not during the continuance of this Agreement make otherwise than for the benefit of any Group Company any notes or memoranda relating to any matter within the scope of the business of any Group Company or concerning any confidential information of any Group Company or any of its dealings or affairs nor shall Tony either during the continuance of this Agreement or afterwards use or permit to be used any such notices or memoranda otherwise than for the benefit of any Group Company it being the intention of the parties hereto that all such notes or memoranda made by Tony and confidential information shall be the property of the Company or such other Group Company. Upon the termination of this Agreement, Tony shall return the said notes, memoranda and confidential information or provide evidence of its destruction to the satisfaction of the Company or such other Group Company.

9.	DISCOVERY AND INVENTIONS

(a)	Any discovery or invention or secret process of improvement in procedure made or discovered by Tony while in the service of the Company in connection with or in any way affecting or relating to the business of any Group Company or capable of being used or adapted for use therein or in connection therewith shall forthwith be disclosed to the Company and shall belong to and be the absolute property of the Company or such other Group Company as the Company may nominate for the purpose.

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(b)	If and whenever required so to do (whether during or after the termination of his appointment) Tony shall at the expense of the Company or its nominee apply or join in applying for letters patent or other similar protection in the Republic of Singapore or any other part of the world for any such discovery, invention, process or improvement as aforesaid and execute all instruments and do all things necessary for vesting the said letters patent or other similar protections when obtained and all right and title to and interest in the same in the Company and/or its nominee absolutely and as sole beneficial owner or in such other person as the Company may require.

10.	TERMINATION

(a)	This Agreement shall automatically terminate without any notice if:

(i)	if Tony is unable to fulfill any part of his duties as set out under Clause 3 of this Agreement;

(ii)	Tony becomes prohibited by law from being or ceases to be an employee of the Company for any reason whatsoever;

(iii)	Tony is or may be suffering from a mental disorder; and

(iv)	Tony is convicted of any criminal offence (save an offence under road traffic legislation for which he is not sentenced to any term of immediate or suspended imprisonment) and sentenced to any term of immediate or suspended imprisonment.

Upon such termination Tony shall not be entitled to claim any compensation or damages for or in respect or by reason of such termination.

(b)	At any time during his appointment, the Company may terminate Tony’s appointment forthwith with notice of two (02) months along with a written explanation, if Tony, in the reasonable opinion of the Board, shall:

(i)	be guilty of any gross misconduct;

(ii)	breach any of the material provisions of this Agreement;

(iii)	commit any act of criminal breach of trust or dishonesty; and

(iv)	become bankrupt or make any arrangement or composition with his/her creditors generally.

Upon such termination, Tony agrees not to claim any further or additional compensation or damages for or in respect or by reason of such termination.

Upon such termination, Tony shall not be entitled to claim any bonus or any payment whatsoever (other than salary and bonus actually accrued due and payable and approved and authorized claims) for and or in respect of the then current year of service or to claim any compensation or damages for or in respect or by reason of such termination.

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(c)	The Company without prejudice to any remedy which it may have against Tony for the breach or non-performance of any of the provisions of this Agreement may by notice to Tony forthwith terminate this Agreement if:

(i)	he commits any act that is reported in general or trade press or otherwise achieves general notoriety which involves conduct that is likely to be regarded as illegal, immoral or scandalous and which, in the reasonable opinion of the Board is likely to discredit the Company to a degree which materially reduces the value of his services to the Company or may discredit the Company through association with the said act; or

(ii)	he is in the reasonable opinion of the Board incompetent in the performance of his duties.

(d)	Upon the termination of his appointment hereunder for whatever reason Tony shall:

(i)	at the request of the Company resign from office as CEO of the Company and from all offices held by his in any other Group Company and from all other appointments or offices which he holds as nominee or representative of any Group Company, and if he should fail to do so within seven days the Company is hereby irrevocably authorised to appoint some person in his name and on his behalf to sign any documents or do any things necessary or requisite to give effect to these.

(ii)	deliver up to the Board all correspondences, drawings, documents and other papers and all other property belonging to any Group Company which may be in his possession or under his control (including such as may have been made or prepared by or have come into the possession or under the control of Tony and relating in any way to the business or affairs of any Group Company or of any agent, correspondent or customer of any Group Company and Tony shall not without the written consent of the Board retain any copies thereof; and

(iii)	if so requested send to a duly appointed officer of the Board a signed statement confirming that he has complied with sub-clause (ii) hereof.

11.	NON-COMPETITION

(a)	Tony hereby agrees with the Company that he shall not during his employment hereunder and within a period of One (01) Year upon his ceasing to be the CEO the Company directly or indirectly, except with the Company’s prior written consent:

(i)	either on his own account or for any other person directly or indirectly solicit, interfere with or endeavour to entice away from any Group Company any person who to his knowledge is now or has been a client, customer or employee of, or in the habit of dealing with, any Group Company;

(ii)	save for his current interests either alone or jointly with or as a manager, agent for or employee of any person, directly or indirectly carry on or be engaged or concerned or interested in any business similar to any business carried on by any Group Company at the date hereof (the “Relevant Business”); and

(iii)	act as a director or otherwise of any other person, firm or company engaging directly or indirectly in the Relevant Business which is in competition with the business of any Group Company.

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(b)	Tony further agrees with the Company that he shall not during his employment hereunder and upon his ceasing to be CEO of the Company without limit in point of time, directly or indirectly, except with the Company’s prior written consent:

(i)	use the name AgileAlgo, and or any colourable imitation, derivation directly or indirectly associated with such established marks and tradenames; and (the “Company’s Intellectual Property”)

(ii)	use any such tradename or mark belonging to any Group Company in connection with any business, or in the establishment of any other business.

(c)	Tony hereby agrees with the Company that he shall not during his employment hereunder and upon his ceasing to be CEO of the Company directly or indirectly, except with the Company’s prior written consent disclose to any person, or himself use for any purpose, and shall use his best endeavours to prevent the publication or disclosure of, information concerning the business, accounts or finances of any Group Company or any of its clients’ or customers’ transactions or affairs, which may, or may have, come to his knowledge.

(d)	While the restrictions contained in sub-clause (a) above are considered by the parties to be reasonable in all the circumstances, it is recognised that restrictions of the nature in question may fail for technical reasons and, accordingly, it is hereby agreed and declared that if any one or more of such restrictions shall (either by itself or themselves or taken with others) be adjudged to be invalid as exceeding what is reasonable in all the circumstances for the protection of the interests of any Group Company, but would be valid if any particular restrictions were deleted or if part or parts of the wording thereof were deleted or restricted or limited in a particular manner, or if the period or area thereof were reduced or curtailed; then the said restrictions shall apply with such deletion, restriction, limitation, reduction, curtailment or modification as may be necessary to make the restriction valid and effective.

(e)	Since Tony may also obtain in the course of his appointment by reason or services rendered for any related corporation of the Company knowledge of the trade secrets or other confidential information of such related corporation, Tony hereby agrees that he shall at the request and cost of the Company enter into a direct agreement or undertaking with such related corporation whereby he shall accept restrictions corresponding to the restrictions herein contained (or such of them as may be appropriate in the circumstances) in relation to such business and such area and for such period as such related corporation may reasonably require for the protection of its legitimate interests.

(f)	Tony acknowledges that the restrictions contained in this Clause are reasonable and that substantial damage will be caused to the Company in the event of any violation of any of the provisions of this Clause by him.

12.	CONTINUING EFFECT

The expiration or termination of this Agreement howsoever arising shall not operate to affect such of the provisions hereof as are expressed to operate or have effect thereafter and shall be without prejudice to any other accrued rights or remedies of the parties.

13.	AGREEMENT PREVAILS

This Agreement supersedes all previous agreements and arrangements relating to the appointment and/or employment of Tony by the Company (which shall be deemed to have been terminated by mutual consent). Further amendments and updates after the date of this agreement shall be published in the Company’s Human Resource Policy.

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14.	NOTICES

Notices may be given by either party in writing by letter or telefax or email message addressed to the other party at, in the case of the Company, its registered office for the time being and in the case of Tony, his last known address and any such notice given in writing shall be deemed to have been effected at the time at which the letter or telefax or email message would be delivered in the ordinary course of post or transmission as the case may be.

15.	PARTIAL INVALIDITY

In case any provision in this Agreement shall be, or at any time shall become invalid, illegal or unenforceable in any respect under any law, such invalidity, illegality or unenforceability shall not in any way affect or impair any other provisions of this Agreement but this Agreement shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein

17.	GOVERNING LAW

This Agreement shall be governed by the laws of Republic of Singapore and each of the parties hereto submits to the non-exclusive jurisdiction of the courts of Republic of Singapore.

18.	MISCELLEANEOUS

(a)	Matters not covered in this Agreement shall be resolved by means of consultation between both parties, or by way of working out a supplementary agreement to this Agreement in accordance with the laws of the Republic of Singapore.

(b)	Parties agree that all disputes arising out of this Agreement shall be resolved by amicable discussion and negotiation, and where that is not possible that such disputes shall be referred to arbitration in Singapore before one appointed arbitrator, in accordance with the rules of arbitration provided by the Singapore International Arbitration Centre.

AGILEALGO PTE. LTD.

SIGNED by Tony	)
14 June 2022)

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